Exhibit 99.1

                           [LOGO] BrandPartners Group

                                                                EARNINGS RELEASE

IMMEDIATE RELEASE

       BrandPartners Restates 2002 and Reports Second Quarter 2003 Results
          Wins $5.8 Million Contract, Bringing Backlog to $15 Million;
             36% SG&A Reduction Narrows Loss for Six Months of 2003

      NEW YORK, NY - August 26, 2003 - BrandPartners Group, Inc. (Nasdaq: BPTR) announced today that it has filed an amendment to its Annual Report on Form 10-KSB for the year ended December 31, 2002 containing restated consolidated financial statements for 2002, and reported results for the second quarter of 2003.

      The restatement of the 2002 financials reflects the effect of certain federal tax laws allowing Willey Brothers, Inc., the Company's wholly-owned subsidiary, to carry back its 2002 tax loss for a period of five years, resulting in a refund with respect to the tax year 2002. The Company learned of the refund during the second quarter of 2003 in the course of preparing its 2002 income tax returns. The Company delayed reporting its second quarter 2003 results until the restatement was complete.

      Net loss for 2002 was adjusted from $13.1 million or $(0.71) per diluted share to $12.4 million or $(0.67) per diluted share. Loss from continuing operations for 2002 was adjusted from $6.0 million or $(0.32) per diluted share to $5.3 million or $(0.28) per diluted share. Fourth quarter 2002 net income and income from continuing operations were adjusted from $0.9 million or $0.05 per diluted share to $1.6 million or $0.09 per diluted share.

      For the second quarter of 2003, the Company reported revenues from continuing operations of $6.9 million, compared to revenues from continuing operations of $9.6 million for the second quarter of 2002. Selling, general and administrative expenses for the second quarter of 2003 decreased to $2.0 million, from $3.3 million for the second quarter of 2002.

      Loss from continuing operations for the second quarter of 2003 was $2.2 million or $(0.12) per diluted share compared to a loss from continuing operations of $1.2 million or $(0.07) per diluted share

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for the same  period  in 2002.  Net loss for the  quarter  was $2.2  million  or
$(0.12) per diluted share compared to a net loss of $1.4 million or $(0.08) per diluted share in 2002.

      Chairman and Chief Executive Officer Edward T. Stolarski stated that seasonality and economic weakness have delayed several contracts for Willey Brothers, affecting results for the second quarter. "We recently secured a $5.8 million contract with a 1,150 branch, super regional bank, to provide services including field analysis, merchandising floor plan recommendations, fixture design and manufacturing, distribution and logistics, installation, and database design, development and maintenance. This new contract brings our current backlog to approximately $15 million, and we anticipate further revenue growth in the coming months."

      Revenues from continuing operations for the first six months of 2003 were $16.4 million compared to revenues from continuing operations of $15.4 million in the first six months of 2002. Six-month selling, general and administrative expenses decreased to $4.6 million, from $7.2 million for the same period in 2002.

      Loss from continuing operations was $4.0 million or $(0.22) per diluted share for the first six months of 2003 compared to a loss from continuing operations of $5.9 million or $(0.33) per diluted share for the same period in 2002. Net loss was $4.0 million or $(0.22) per diluted share compared to net loss of $6.5 million or $(0.36) per diluted share in the prior year period.

      "The improvement reflected in the first six months of the year is a direct result of the cost reductions and efficiencies we have achieved over the past twelve months," continued Mr. Stolarski.

      "We continue to aggressively manage our debt in order to enhance liquidity. Our goal is to pay off our senior term loan by the end of the first quarter of 2004. We are also pursuing additional capital to finance further organic growth and acquisitions.

      "Looking forward to the remainder of the year, we anticipate increased revenues over 2002, reduced leverage, and enhanced liquidity. We believe that Willey Brothers is well-positioned to succeed in this competitive market."

BrandPartners Group, Inc (www.bptr.com) operates through Willey Brothers, Inc., a wholly owned subsidiary, providing branch positioning and consulting, merchandising, branch planning and design, and creative services for financial services companies.

This press release  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are not historical facts but rather reflect the Company's current expectations concerning future results. The words "believes," "anticipates," "expects," and similar expressions identify forward-looking statements, which are subject to certain risks, uncertainties and factors, including those which are economic, competitive and technological, that could cause actual results to differ materially from those forecast or anticipated. Such

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factors include,  among others: the continued services of Mr. Stolarski as Chief
Executive Officer of the Company and Willey Brothers, and of James Brooks as Chief Operating Officer of Willey Brothers; our ability to refinance or obtain an extension of our existing short term debt; our ability to make early payments
to  certain   noteholders,   thereby  entitling  the  Company  to  certain  debt
forgiveness; our ability to continue to obtain waivers of covenants and other defaults under our debt instruments and credit facilities; our ability to
identify  appropriate   acquisition   candidates,   finance  and  complete  such
acquisitions and successfully integrate acquired businesses; changes in our business strategies or development plans; competition; our ability to grow within the financial services industries; our ability to obtain sufficient financing to continue operations; and general economic and business conditions, both nationally and in the regions in which we operate. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this press release, as well as the Company's periodic reports on Forms 10-K and 10-Q, current reports on Form 8-K, and other filings with the Securities and Exchange Commission.

Contact:
Rachel Levine
Investor Relations
The Anne McBride Co.
Tel: 212-983-1702 x207
Email: rlevine@annemcbride.com